As filed with the Securities and Exchange Commission on January 3, 2020

Registration No. 333-204575

Registration No. 333-226945

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204575

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226945

UNDER THE SECURITIES ACT OF 1933

ENTEGRA FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

North Carolina	45-2460660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 One Center Court Franklin, North Carolina	28734
(Address of Principal Executive Offices)	(Zip Code)

Entegra Financial Corp. 2015 Long-Term Stock Incentive Plan

(Full title of the plan)

Craig L. Nix

Chief Financial Officer

First-Citizens Bank & Trust Company

4300 Six Forks Road

Raleigh, North Carolina 27609

(919) 716-7000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Elizabeth Ostendorf, Esq. Senior Vice President & Director, Legal Department First Citizens BancShares, Inc. 4300 Six Forks Road Raleigh, North Carolina 27609 (919) 716-7000

Geoffrey W. Adams, Esq.

Jason L. Martinez, Esq.

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

(919) 821-1220

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Entegra Financial Corp., a North Carolina corporation (the “Registrant”), that were registered on the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-204575, registering 654,637 shares of common stock, no par value per share (“Common Stock”), under the Entegra Financial Corp. 2015 Long-Term Stock Incentive Plan, as amended and restated (the “2015 Plan”), as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 29, 2015; and

2.	Registration Statement No. 333-226945, registering 679,285 shares of Common Stock under the 2015 Plan, as previously filed with the SEC on August 20, 2018.

Pursuant to the Agreement and Plan of Merger, dated April 23, 2019 (the “Merger Agreement”), by and among the Registrant, First Citizens BancShares, Inc. (“BancShares”), First-Citizens Bank & Trust Company (“FCB”), a direct, wholly-owned subsidiary of BancShares, and FC Merger Subsidiary VII, Inc., a direct, wholly-owned subsidiary of FCB (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “First Step Merger”), and immediately thereafter, the Registrant merged with and into FCB, with FCB as the surviving corporation (the “Second Step Merger” and together with the First Step Merger, the “Mergers”).

In connection with the consummation of the Mergers, the Registrant terminates the offerings under the Registration Statements and deregisters the remaining securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on January 3, 2020.

FIRST-CITIZENS BANK & TRUST COMPANY,
As successor by merger to Entegra Financial Corp.

By:	/s/ Craig L. Nix
Craig L. Nix
Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.